Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF JAMBA JUICE COMPANY

The following is a discussion of Jamba Juice Company’s financial condition and results of operations for the fiscal years ended June 27, 2006 (“fiscal 2006”), June 28, 2005 (“fiscal 2005”) and June 29, 2004 (“fiscal 2004”). You should read this section together with Jamba Juice Company’s consolidated financial statements, including the notes to those financial statements that appear elsewhere in this document.

General

Jamba Juice Company’s fiscal year ends on the Tuesday preceding June 30. The fiscal years ended June 27, 2006 and June 28, 2005 include 52 weeks, and the fiscal year ended June 29, 2004 includes 53 weeks. For convenience, all references herein to years are stated as years ended June 30.

JAMBA JUICE COMPANY OVERVIEW

Jamba Juice Company is a leading retailer of premium quality blended-to-order fruit smoothies, squeezed-to-order juices, blended beverages and healthy snacks.

Jamba Juice Company has grown from the first store opening in San Luis Obispo, California in 1990 to 559 locations in 23 states, consisting of 342 company-owned locations and 217 franchisee-owned locations (as of June 27, 2006). Of the 559 locations, there are 309 located in California.

One of Jamba Juice Company’s primary growth strategies is to continue to increase brand awareness through accelerated store development and penetration in existing markets with Company-owned stores. While Jamba Juice Company has selectively utilized area developers to franchise in the past, Jamba Juice Company has now focused its growth strategy on developing company operated stores. Jamba Juice Company intends to continue to grow the brand through a company growth strategy in its core California markets, emerging markets and in new markets throughout the United States. These market expansions will initially focus on major metropolitan centers in the Northeast, the Southeast and Midwest. Over time, Jamba Juice Company intends to expand into entirely new regions, as well as internationally. As a complement to this strategy, Jamba Juice Company intends to continue to supplement company store growth through selective franchising or joint venture agreements in primarily non-traditional locations. Jamba Juice Company is testing numerous types of nontraditional locations including store-within-a-store formats, airport locations, shopping malls, and university campus locations.

Jamba Juice Company management believes that the foundation for building shareholder value has three principal strategies. The first is to continue to develop California and build out its core market. The second is to increase market penetration and build brand awareness in new markets creating geographic diversification, and the third is to increase sales at existing locations.

In order to support the increased development Jamba Juice Company intends to increase spending on its internal real estate and business development staff and supplement its internal real estate function with consultants to help identify, qualify and develop new locations. Jamba Juice Company intends to invest approximately $1 to $2 million in incremental resources to support increased development in the upcoming fiscal year. Jamba Juice Company also plans to hire additional management to help develop nontraditional locations. Geographic diversification is important to Jamba Juice Company in order to reduce its dependence on the California economy and the impact of regional weather conditions. Nontraditional growth is important in helping to support additional brand exposure as well as diversify the seasonal nature of Jamba Juice Company’s business.

Increasing revenue at new and existing locations are key pillars in driving unit level economics and shareholder value. Jamba Juice Company’s strategy is to promote new customers and increase customer frequency through product innovation; to educate customers on the benefits of its products; to engage and delight customers with the positive Jamba experience; and to support the community in which we live and work.

Jamba Juice Company will invest in the development of new company stores and nontraditional stores with the long-term objective of growing revenue over time in the range of 20% to 30% per year. The sustainability of that long-term growth will be dependent on Jamba Juice Company’s continued ability to execute the development strategy and increase sales. Jamba Juice Company has been able to grow revenue of the business by approximately 20% annually over the last three years while operating solely using internally generated funds and the borrowings under a line of credit. The addition of new funds from the proposed merger resulting from the excess funds from the private placement financing (expected to be approximately $85 million), should allow growth to accelerate with increased investment in marketing and promotion efforts, new store openings in existing markets and continued investment in emerging markets. Jamba Juice Company expects that margin and profitability percentages may be slightly reduced over the next 12-24 months as a larger number of new stores are opened. These are Jamba Juice Company’s growth plans; however, there is no guarantee that Jamba Juice Company will meet and achieve these plans and stockholders should not place undue reliance upon the statements concerning Jamba Juice Company’s anticipated growth.

On March 10, 2006, Services Acquisition Corp. International (“SACI”) and JJC Acquisition Company (“JJC”), a wholly-owned California corporate subsidiary of SACI, and Jamba Juice Company, a California corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which JJC will merge into Jamba Juice Company and Jamba Juice Company will become a wholly-owned subsidiary of SACI. Following completion of the merger, it is anticipated that SACI will change its name to Jamba, Inc. Because SACI will have no other operating business following the merger, Jamba Juice Company will effectively become a public company at the conclusion of the merger.

SACI will be the acquiring entity since its stockholders will ultimately remain in control of the combined company following the merger. Under the purchase method of accounting, the financial statements of the acquiring entity remain unchanged and the merger will be recorded as of the closing date, reflecting the assets and liabilities of Jamba Juice Company (the target) at fair value. Intangible assets that are identifiable are recognized separately from goodwill which is measured and recognized as the excess of the fair value of Jamba Juice Company, as a whole, over the net amount of the recognized identifiable assets acquired and liabilities assumed. The results of operations of Jamba Juice Company will be included in the results of the surviving entity from the date of acquisition forward.

RESTATEMENT OF FINANCIAL STATEMENTS

Jamba Juice Company’s management initiated a review of its lease-related accounting practices and determined that a correction was required to the way it accounted for leasehold improvements and for rent holidays. As a result Jamba Juice Company previously restated its financial statements for fiscal 2004 and fiscal 2003.

Subsequent to the issuance of Jamba Juice Company’s 2005 financial statements, in the course of reviewing its tax provision and assessment of its deferred taxes, management determined that a deferred tax asset for the aggregate effect of the prior year lease restatement and the tax effect for Jamba Juice Company’s acquisition of franchise stores in the Midwest region had not been recorded. As a result, Jamba Juice Company restated the accompanying financial statements as of and for the years ended June 30, 2005 and 2004 from amounts previously reported. This resulted in a reduction in net income of $0.9 million, and an increase in net income of $1.0 million for fiscal years 2005 and 2004, respectively. The restatement did not affect total operating, investing, or financing cash flows. Management’s Discussion and Analysis has been revised for the effects of the restatement.

RESULTS OF OPERATIONS — FISCAL YEAR 2006 COMPARED TO FISCAL YEAR 2005

Revenue for Jamba Juice Company is comprised of revenue from Company-owned stores (“Company Stores”) and royalties and fees from franchised locations. For the fiscal year ended June 30, 2006, revenue from Company Stores and fees from franchised locations represented 96.3% and 3.7% of revenues, respectively.

Revenue for the fiscal year ended June 30, 2006 increased $44.0 million or 21.0% to $253.0 million from $209.0 million as compared to the same prior year period. This increase was driven primarily by a $34.2 million increase from new Company Store revenues which resulted from net unit growth of 41 stores at the end of the period. Also contributing to the increase in revenue was a $7.4 million or 3.7% increase in comparable store sales for Company Stores and a $2.3 million increase from franchise revenue and fees. Jamba Juice Company anticipates that new unit growth will continue to be a significant part of overall revenue growth.

The increase in comparable store sales is a function of increases in transaction count and average check. The number of transactions increased 0.1% for the fiscal year ended June 30, 2006 as compared to the prior year period. In addition to the increase in number of transactions, there was also an increase in average check of 3.6%, of which 1.9% was due to price increases.

In order to isolate the effect of a price increase in an environment where Jamba Juice Company experiences the simultaneous effects of a change in price, product mix and the amount of products sold, the effect of a price increase must be calculated by holding the other variables constant. Jamba Juice Company undertakes periodic reviews of its pricing and generally uses price increases to offset increasing costs.

Franchise and other revenue increased 33.9% to $9.3 million in fiscal 2006 from $7.0 million for the comparable 2005 period. This $2.3 million increase resulted primarily from an increase in franchise support revenue of $2.1 million related to fees that Jamba Juice Company received for franchise employee support provided in the period. This is a reimbursement for employment services that Jamba Juice Company provides for a Midwest franchisee and a joint venture in Florida, known as JJC Florida LLC. This increase in fees is primarily attributable to entering into a management agreement in Florida, the partner of which is Juice Partners Florida LLC. Also contributing to the increase were franchise royalties which increased by $0.6 million or 11.7% as a result of net unit growth of 15 stores to end at 217 stores, up from 202 stores at the end of fiscal year 2005, and a 5.4% increase in comparable store sales for the period. Jamba Juice Company anticipates that new unit growth will continue to be a significant part of overall revenue growth.

During fiscal 2006, Jamba Juice Company recognized $0.3 of other franchise revenue from Whole Foods Market. The development agreement between Jamba Juice Company and Whole Foods Market expired by its own terms on January 1, 2005. The development agreement was initially entered into in November 1998 and amended in July 2003. As of January 1, 2005, there were twenty-four Jamba Juice stores operated by Whole Foods Market within their grocery stores. Each such store was subject to its own license agreement that provided, among other things, a 10-year term and permitted Whole Foods Market to terminate the license early if the store was not profitable. In addition, as of that date, Jamba Juice Company itself operated four additional stores within Whole Foods Markets pursuant to subleases. In September 2005, Jamba Juice Company and Whole Foods Market entered into an agreement to, among other things, allow Whole Foods Market the option to close the stores it operated prior to the expiration of each such store’s license agreement. The agreement was mutually entered into and was primarily intended to allow Whole Foods Market greater flexibility in utilizing the incremental square footage in their stores for other purposes and to allow Jamba Juice Company to focus its resources in areas where its brand could be better represented. Under the terms of the agreement, Whole Foods Market may elect to close any of its Jamba Juice Company stores upon notice to Jamba Juice Company. Upon closure of a location, Whole Foods Market is obligated to pay a termination fee per store, which varies based on the store’s profitability. As of June 27, 2006, there were 14 Jamba Juice stores operated by Whole Foods Market open and four operated by Jamba Juice Company. Commencing from September 2005, there were nine locations closed. The $270,000 in revenue attributable to the September 2005 agreement was recognized as the stores were closed prior to the normal expiration of their respective license agreements. There is no obligation on the part of Whole Foods Market to close any further stores prior to the expiration of each such store’s license agreement.

Jamba Juice Company continues to believe in the viability of the “store within a store” concept. In this connection, in May 2005, Jamba Juice Company entered into a Pilot Agreement contemplating the opening of ten Jamba Juice Company kiosks within Safeway-owned grocery stores. Jamba Juice Company kiosks within Safeway-owned stores will be operated by Safeway employees. In June 2006 and September 2006, the pilot program was expanded to cover 21 kiosks in total. As of October 4, 2006, nine of the 21 kiosks are open. Jamba Juice Company anticipates that most of the remaining kiosks will open by the end of 2006 with the balance opening in early 2007.

Under the terms of a management agreement with its Midwest franchisee, Jamba Juice Company employs and manages the eight stores in the Minneapolis market. Jamba Juice Company is reimbursed for its actual costs plus an administrative fee. In addition, on December 14, 2005, Jamba Juice Company entered into an agreement with its Florida joint venture to employ and manage the 13 stores in Florida. Jamba Juice Company entered into these arrangements in order to ensure that customers were provided with a consistent brand and user experience across markets. Jamba Juice Company does not have other similar management agreements, nor does it require any such agreements for its other stores. The stores that are covered by management agreements, the Midwest franchisee and the Florida joint venture, were underperforming and did not meet sales goals and cash flow objectives set by Jamba Juice Company. Jamba Juice Company believes that the Florida stores have experienced improvements in quality of the user experience since entering into the management agreement and does not anticipate that these management agreements will be terminated in the near future.

Cost of sales and related occupancy costs for Company Stores increased by 21.5% for the fiscal 2006 period to $89.5 million compared to $73.7 million for the same period in 2005, primarily due to new store growth. Cost of sales include fruit, dairy and other products used to make smoothies and juices, as well as paper products and occupancy costs related to rent, real estate taxes, and common area maintenance for all store locations. As a percentage of revenue, these costs increased to 35.4% from 35.2% in the prior year. Cost of sales as a percentage of revenue decreased to 24.1% from 24.5% due to the relatively lower costs of oranges during this period versus a year ago when orange prices spiked, as a result of significant crop damage from hurricanes in Florida. This change represented approximately $0.6 million in cost reduction. The orange price decline was partially offset by higher fuel surcharges for store deliveries of approximately $0.3 million. Occupancy costs increased $6.1 million, primarily as a result of $4.9 million increased rent costs associated with new stores and a $0.8 million increase in common area maintenance and real estate taxes partially as a result of lease renewals and relatively higher costs in New York and Chicago where Jamba Juice Company has recently opened stores. Jamba Juice Company intends to supplement its urban development with additional locations in suburban market locations outside the major markets. These locations typically have lower occupancy costs than the major urban central business district locations. Jamba Juice Company’s strategy has been to first enter into the relatively higher cost major urban markets to help increase brand awareness and then migrate out into the suburban locations. These higher cost urban areas are not a primary focus for Jamba Juice Company.

Store operating expenses increased 17.4% in fiscal 2006 to $100.4 million as compared to $85.6 million for the same period last year and decreased as a percentage of revenue to 39.7% from 40.9%. While labor costs continued to decrease as a percentage of revenue, store operating costs increased due to the 43 new store openings during the last fiscal year. This $14.8 million increase in fiscal 2006 was due primarily to increased salaries, credit card fees, insurance and utilities associated with the opening of new stores, as well as $1.2 million of higher expense for store general manager performance based bonuses and $0.3 million of higher costs for contract services.

Jamba Juice Company records bonuses for its store managers in store operating expenses. Bonuses are accrued in accordance with bonus plans based on a comparison of actual versus budgeted store level controllable profits. Controllable profits are defined as revenue less cost of sales, labor and specific “controllable expenses” which are defined in the bonus plan.

In fiscal 2005, Jamba Juice Company retained a centralized dispatching and service company and made a greater effort to provide preventative maintenance. Although Jamba Juice Company has experienced higher maintenance costs, it is expected that the new program will help avoid expensive emergency repairs in the future as the average age of Company stores increase. Jamba Juice Company has also hired regional facilities managers to help manage these costs and repair programs.

Other operating expenses decreased by 5.2% to $6.7 million in fiscal 2006 from $7.1 million in the prior year’s period, and were lower overall as a percentage of revenue, decreasing to 2.6% in fiscal 2006 from 3.4% of revenue in fiscal 2005. This is primarily due to a decrease in losses from JJC Florida LLC, an unconsolidated affiliate. The total losses from Jamba Juice Company’s equity investments that are reflected in operating expenses are $0.2 million and $0.5 million, for fiscal 2006 and 2005, respectively. During fiscal 2006, the Florida joint venture had 13 stores, up one from the prior year period. The fiscal 2006 revenue increase was $2.1 million. Jamba Juice Company assumed the management of JJC Florida LLC’s stores as of December 14, 2005 under a Management Agreement. Under the Management Agreement, all the team members became Company employees and Jamba Juice Company is responsible for the management and day-to-day operations of the stores.

The operating agreement and subsequent amendments between JJC Florida LLC and Jamba Juice Company provided Jamba Juice Company the option to purchase 100% of its partner’s interest in the joint venture, valid from October 1, 2008 to December 30, 2008. Under the amendments to the operating agreement, profits and losses are to be allocated to the members in proportion to their cash contributions to the joint venture until the end of the fiscal year during which the cumulative profits of the joint venture equal or exceed the cumulative losses previously realized. Thereafter, profits will be allocated to the members in proportion to their recalculated interests. The recalculated interests of the members are based on their additional contributions, with Jamba Juice Company receiving a 25% premium on its additional contributions. As of June 30, 2006, profit and loss allocations are allocated 35.2% to JJC Florida, LLC. Distributional interests reflected any premiums for contributions made subsequent to October 2003. In October of 2003, Jamba Juice Company made an additional contribution of $2.0 million. For this additional contribution, Jamba Juice Company received a 25% premium for purpose of calculating distributional interest. If either member elects in writing not to participate in any future capital contributions, the other member may fund the entire amount and in such cases each dollar funded would be treated as $1.25 for the purpose of calculating distributional interest. Although it is management’s expectation that the joint venture will eventually become profitable, if losses continue, Jamba Juice Company will evaluate the market, its operations and review any changes that may need to be made. If losses continue further, Jamba Juice Company will review all its options at that point.

Depreciation and amortization increased 24.6% in fiscal 2006 to $12.9 million from $10.4 million in the prior year period and grew as a percentage of revenue to 5.1% from 5.0%. This increase is a result of new store growth, additional depreciation for 15 stores that were remodeled and the capital expenditure costs particularly in New York, where Jamba Juice Company opened stores in fiscal 2006.

General and administrative expenses include not only the costs associated with Jamba Juice Company’s Support Center in San Francisco, but also include regional general and administrative cost for store supervision, recruiting, training, human resources and local marketing personnel. General and administrative expenses increased 19.5% to $30.0 million in fiscal 2006 from $25.1 million in fiscal 2005, and decreased as a percentage of revenue to 11.9% from 12.0% for fiscal 2006 and 2005. In addition to increased wages and salaries due primarily as a result of the increase in the number of stores, Jamba Juice Company incurred higher performance-based bonus expenses for Support Center employees of $1.3 million and had an increase of $0.3 million for consultants and external services. The higher bonuses for Support Center employees are based on Jamba Juice Company’s profit performance versus its budgeted annual operating plan, comparable store sales and personal goals. These cost increases were partially offset by $0.3 million lower legal expenses and $0.4 million less in relocation and recruiting expenses in fiscal 2006.

Store pre-opening costs are largely costs incurred for training new store personnel and pre-opening marketing. These expenses decreased by 13.0% for fiscal 2006 to $2.7 million from $3.1 million for the same period in the prior year, which resulted in a decrease to 1.1% from 1.5% as a percent of revenue. The year-over-year decrease was due primarily to a reduction of the number of unit openings during the current period as compared to the prior year period. There were 43 stores opened in the current period versus 60 stores opened in the same period last year. This reduction is due to the relative slow period of growth in fiscal 2006 primarily due to construction delays and inefficiencies from bringing on and integrating new real estate managers.

Franchise support expenses increased to $2.8 million in fiscal 2006 as compared to $0.5 million for the same period in the prior year, which resulted in an increase to 1.1% from 0.2% of revenue. This increase is attributable to an increase in the amount of franchise support that was provided to a Midwest franchisee and to new support provided to the Florida joint venture. This franchise support is directly related to employment services and offset by franchise support revenue.

Loss on asset impairment, store closures and disposals increased in fiscal 2006 to $2.8 million as compared to $1.0 million for the same period in the prior year, an increase as a percentage of revenue to 1.1% from 0.5%. The year-over-year increase was primarily attributable to three store closures which had lease obligations with high rental costs and significant remaining lease terms at the time the stores closed.

Jamba Juice Company recognized $1.4 million of income from gift certificate breakage. The income was recognized when Jamba Juice Company determined the likelihood a gift certificate being redeemed by a customer was remote, relating solely to gift certificates sold prior to 2002. This was the first time that any income related to breakage had been recognized.

Jamba Juice Company collected monthly redemption data, analyzed the redemption pattern since the discontinuance of the gift certificate program in November of 2002, and determined that with approximately three years of data it could forecast anticipated redemptions with sufficient accuracy to determine when redemptions were remote. In determining the amount of the liability to relieve, in addition to the redemption analysis, Jamba Juice Company requested counsel to perform an analysis of Jamba Juice Company’s requirement to remit unclaimed property or escheat in the states where Jamba Juice Company does business. Based on a review of the application of various state unclaimed property laws and sales by state, Jamba Juice Company estimated its escheat requirement and determined the appropriate liability for both estimated future redemptions and escheat requirements. Jamba Juice Company will continue to monitor the gift certificate liability adequacy and adjust the liability quarterly if appropriate.

The balances of gift certificate liability outstanding as of June 30, 2006 and June 30, 2005 were $0.13 million, (of which approximately $0.05 million represents anticipated future redemptions and $0.08 million represents escheat liability) and $1.7 million, respectively.

No breakage has been recognized with respect to the sale of jambacards. Although jambacards have been sold since November 2002, the cards have no expiration date and are reloadable. Due to limited historical redemption data associated with its jambacards, Jamba Juice Company is still analyzing the data and is not currently able to determine when jambacard redemption is remote.

Net interest expense increased 39.8% in fiscal 2006 to $1.1 million from $0.8 million in the same period in the prior year. The increase was a function of both higher interest rates and borrowings on the credit line during fiscal 2006 with an average loan amount of $14.9 million in the current period versus $11.9 million in same period in the prior year.

Income tax expense increased 31.9% in fiscal 2006 to $2.6 million from $2.0 million in the same period in the prior year. The increase was a function of higher net income during the current period versus last year.

The deferred tax asset as of June 27, 2006 for Jamba Juice Company was $14.2 million. This asset represents differences between book and taxable income that will result in tax deductions in future years. Jamba Juice Company believes and expects that it will achieve pre-tax book income in the upcoming years. Jamba Juice Company has recorded pre-tax book income of $5.6 million, $2.1 million and $4.7 million in fiscal years 2006, 2005 and 2004, respectively. There are no material improvements over present levels of pre-tax income, material changes in present relationship between income reported for financial and income reported for tax purposes or non routine transactions that Jamba Juice Company needs or expects in order to recognize the deferred tax asset.

RESULTS OF OPERATIONS — FISCAL YEAR 2005 COMPARED TO FISCAL YEAR 2004

For the fiscal year ended June 30, 2005, revenue from Company Stores and fees from franchised locations represented 96.7% and 3.3% of revenues, respectively. Revenue for the fiscal year ended June 30, 2005 increased $36.2 million or 20.8% to $209.0 million from $172.8 million in fiscal 2004. This increase was driven primarily by a $35.9 million increase from new Company Store revenues resulting from net unit growth of 58 to 301 stores at the end of the period. Also contributing to the $36.2 million increase in revenue was a $0.3 million or 0.2% increase in comparable store sales. Total number of Company Stores and franchise stores increased to 503 stores at the end of fiscal 2005, up from 431 stores at the end of fiscal 2004.

Franchise and other revenue represented the remaining 3.3% of revenue in fiscal 2005. Franchise and other revenue increased 0.8% to $7.0 million from $6.9 million for the comparable fiscal 2004 period. During fiscal 2005 franchised stores experienced net unit growth of 14 stores to end at 202 stores, up from 188 stores at the end of fiscal 2004. Franchise royalties increased by $0.7 million or 17.4% as a result of new store unit growth and a 2.2% increase in comparable store sales. During fiscal 2005, Jamba Juice Company recognized $0.7 million in franchise revenue for the recognition of deferred development fees. These increases were partially offset by a $1.2 million decrease in revenue related to franchise support fees, of which $0.3 million related to Jamba Juice Company’s review and reconciliation of its deferred revenue accounts. The deferred revenue represented liabilities to Zuka Juice franchisees for new store openings, which was incurred when Jamba Juice Company acquired Zuka Juice in 1999. Through 2004, Jamba Juice Company believed that it had an obligation to these acquired franchisees. In 2005, Jamba Juice Company determined that it no longer had an obligation to these franchisees and as a result recognized $265,000 as revenue in 2005. The support fees were lower because during the period Jamba Juice Company purchased eight of the stores that it had previously been managing for a franchisee. There was also lower revenue from territory fees, partially as a result of a greater emphasis on Company Stores and lower increase in net new franchise stores opened in fiscal 2005. In fiscal 2005, franchisees net unit growth was 14 stores versus 17 in fiscal 2004.

Cost of sales and related occupancy costs increased by 34.2% to $73.7 million in fiscal 2005 from $54.9 million in the prior year, primarily due to new store growth. Cost of sales and related occupancy costs as a percentage of revenues increased to 35.2% in fiscal 2005 from 31.8% in fiscal 2004. Cost of sales as a percentage of revenue was higher primarily due to a significant increase in the cost of oranges during the year. Severe weather caused by hurricanes in Florida in addition to wet, cold weather in California, created product shortages for oranges. This increased the costs for oranges by $1.0 million. A shift in product mix towards the Enlightened Smoothies and the new product, the Sixteen, and increased distribution expenses related to entering new markets all served to increase costs. These products were introduced as a response to consumer desire for lower calorie products, which have a slightly lower margin. Jamba Juice Company may introduce products that have lower margins if management believes that such products will generate incremental sales or drive increased visit frequency. The other reason for the increased costs is due to expansion into new areas and stores. Costs in a new market are traditionally somewhat higher due to the relatively higher freight costs that continue until volumes can support full truck load deliveries. Occupancy costs increased primarily as a result of a $5.4 million increase in rent expense which reflected higher average rent costs in new areas that Jamba Juice Company is currently developing. Jamba Juice Company added 10 stores in New York City and six stores in the Chicago area during fiscal 2005.

Store operating expenses increased 24.8% in fiscal 2005 to $85.6 million from $68.5 million and were slightly higher as a percentage of revenue, increasing to 40.9% from 39.7%. Labor costs decreased as a percentage of sales, primarily due to $1.2 million lower of store general manager performance based bonuses. The performance based bonuses included in operating expenses are for store general managers and are based on controllable store level profit, which is defined in the store managers’ bonus plan. This was partially offset by $1.3 million in higher repair and maintenance costs. During fiscal 2005, Jamba Juice Company retained a centralized dispatching and service company, which represented approximately $0.1 million of the increase. The tracking of service calls gave visibility to store level calls and more detailed information about required maintenance. Increased building, plumbing, HVAC and refrigeration maintenance represented $0.6 million of the increase.

Other operating expenses increased 26.3% in fiscal 2005 to $7.1 million from $5.6 million, and increased overall to 3.4% from 3.2% of revenue. These increases were primarily attributable to $0.9 million in consulting and severance arrangements with two former executives. Also included in other operating expenses are losses relating to JJC Florida LLC, which is an unconsolidated affiliate, of $0.6 million and $0.1 million respectively for 2005 and 2004 fiscal years.

Depreciation and amortization increased 34.1% in fiscal 2005 to $10.4 million from $7.7 million and grew as a percentage of revenue to 5.0% in fiscal 2005 from 4.5% in fiscal 2004. While this is a function of store unit growth, it is also a reflection of the higher development costs of expanding into new urban markets. The average cost to develop a store in New York City is $0.6 million. In a traditional suburban area, the development costs typically range from $0.3 million to $0.4 million.

General and administrative expenses for both the Support Center and field increased 7.9% year-over-year to $25.1 million in fiscal 2005 from $23.3 million in 2004, and decreased as a percentage of revenue to 12.0% in fiscal 2005 from 13.5% in fiscal 2004. This was primarily due to $1.5 million reduced bonuses for Support Center employees that are based on Jamba Juice Company’s profit performance versus its budgeted annual operating plan, comparable store sales and personal goals. Also contributing to the decline was reduced litigation activities resulting in a $0.5 million reduction of legal expenses.

Store pre-opening costs increased by 15.7% in fiscal 2005 to $3.1 million from $2.7 million and stayed constant at 1.5% of revenue. The year-over-year increase was attributed to 60 Company store openings during fiscal 2005, an increase of 22 stores over the prior year.

Franchise support expenses decreased $3.1 million or 87.2% in fiscal 2005 to $0.5 million from $3.6 million in the prior year and decreased to 0.2% from 2.1% of revenue. This reduction is attributable to a significant reduction in the amount of franchise support that was provided to a Midwest franchisee after Jamba Juice Company acquired eight stores during fiscal 2005 that the Midwest franchisee previously owned in the Chicago area. After the purchase, the labor expense associated with the employees for these stores is reflected as part of store operating expense. The franchise support expenses will continue on a reduced basis going forward as these services are still provided for seven franchised stores in Minnesota that are owned by the Midwest franchisee.

Loss on asset impairment, store closures and disposals decreased 28.2% in fiscal 2005 to $1.0 million from $1.4 million. During fiscal 2005, there was only one store closure while there were two closures in fiscal 2004.

In fiscal 2005, Jamba Juice Company received a litigation settlement of $2.7 million from its insurance company, in connection with an insurance-coverage lawsuit related to the settlement of underlying lawsuits between Jamba Juice Company and the landlord of its corporate headquarters and other related parties. Jamba Juice Company settled these underlying lawsuits by paying $2.8 million in 2003, of which $1.8 million and $1.0 million were recognized as expenses in fiscal years 2003 and 2002, respectively.

During fiscal 2005, Jamba Juice Company settled a California sales tax audit for $2.6 million and recognized the expense in fiscal 2005.

Net interest expense increased 59.4% in fiscal 2005 to $0.8 million from $0.5 million in the prior year. This is a function of higher interest rates and increased borrowings on the credit line during the period, with an average loan amount of $11.9 million in the period fiscal 2005, versus $3.5 million in 2004.

Income tax expense increased to $2.0 million in the fiscal 2005 from an income tax benefit of $12.3 million in fiscal 2004. This is primarily due to the reversal of $13.6 million valuation allowance of deferred tax in fiscal 2004 that was reversed when management determined that it was more likely than not that Jamba Juice Company would be able to utilize its deferred tax credits as profitability had improved, such that Jamba Juice Company had generated three years of pre-tax income (prior to litigation settlement charges). Jamba Juice Company considered projected pre-tax income as well as ongoing prudent and feasible tax planning strategies in assessing the need for continuing to record a valuation allowance. Jamba Juice Company analyzed the components of the deferred tax assets and concluded that it was more likely than not that Jamba Juice Company would be able to utilize its deferred tax assets. Realization of the deferred tax asset in future years is dependent on Jamba Juice Company continuing to generate positive taxable income.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2006, Jamba Juice Company’s liquidity and capital resources included cash and cash equivalents of $1.3 million compared to $1.4 million as of June 30, 2005. The $0.1 million decrease in total cash and cash equivalents in fiscal 2006 as compared to 2005 was primarily due to cash provided by operating activities and increased draw on Jamba Juice Company’s revolving credit facility, partially offset by $26.5 million in investing activities, primarily in capital expenditures.

Net cash provided by operating activities totaled $28.2 million in fiscal 2006, an increase of $7.0 million from fiscal 2005. The increase was generated primarily by higher net income of $2.9 million, an increase in sales of jambacards of $1.0 million, and changes in operating assets and liabilities.

Net cash used for investing activities totaled $26.5 million in fiscal 2006, which was primarily attributable to the opening of 43 new Company Stores and remodeling certain existing stores.

Net cash used for financing activities in fiscal 2006 totaled $1.9 million, which was primarily attributable to net payments under Jamba Juice Company’s line of credit of $2.2 million, partially offset by proceeds from exercise of stock options and other of $0.3 million.

Net cash provided by operating activities totaled $21.3 million in fiscal 2005 compared to $16.2 million in fiscal 2004. The increase was primarily due to changes in working capital, accruals of compensation, other liabilities and jambacards.

Net cash used for investing activities totaled $33.3 million in fiscal 2005. Net capital additions to property, fixtures and equipment was $31.8 million, primarily attributable to opening 60 Company Stores and remodeling certain existing stores. During fiscal 2005, Jamba Juice Company increased its equity ownership in its licensed operations in Florida by $0.5 million and also acquired a portion of the assets of a franchisee in the Midwest region of the United States, mainly consisting of eight stores for a cash payment of $0.9 million.

Net cash provided by financing activities in fiscal 2005 totaled $10.2 million, which was primarily attributable to net borrowings incurred under Jamba Juice Company line of credit of $9.8 million and proceeds from the exercise of stock options and others of $0.5 million.

Jamba Juice Company intends to use its available cash resources, including any borrowings under its revolving credit facility described below, to invest in its core business, primarily through building out new locations or upgrading existing locations and other new business opportunities related to its core business and that such investments or opportunities are not dependent upon the proposed private placement financing. Jamba Juice Company may use its available cash resources to make capital contributions or purchase larger ownership interests in its joint venture partnerships, JJC Florida, LLC and JJC Hawaii, LLC, both of which are accounted for under the equity method of accounting. As a result of the proposed private placement financing, Jamba Juice Company will accelerate its internal development of stores and may also selectively repurchase stores from franchisees in areas where there are existing Company Store locations. Jamba Juice Company also intends to repay in entirety its existing revolving credit facility.

Jamba Juice Company management believes that cash flows generated from operations, existing cash and cash equivalents, borrowing capacity under the revolving credit facility, as well as the excess proceeds from the proposed private placement financing transaction, are sufficient to finance capital requirements for its core business for the foreseeable future. Significant expansion of new stores, new joint ventures, acquisitions and/or other new business opportunities may require additional outside funding. In the event that the merger with SACI is not consummated and the proposed private placement financing transaction is not consummated, Jamba Juice Company believes it has sufficient short-term liquidity to meet its current capital requirements.

Other than normal operating expenditures, cash requirements for fiscal 2007 are expected to consist primarily of capital expenditures for new Company Stores and the remodeling and refurbishment of existing Company Stores. For the remainder of calendar year 2006, Jamba Juice Company’s management expects capital expenditures to be in the range of $18 million to $22 million, relating to the opening of approximately 20 – 25 Company Stores, remodeling certain existing stores and enhancing the information systems. Jamba Juice Company is still finalizing its development plan for calendar year 2007, but would expect to meet or exceed its historic Company Store count growth rate of approximately 20%.

Jamba Juice Company has a revolving line of credit (the “Line”) for a maximum principal of up to $35 million or 1.5 times trailing earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined by the agreement for the Line. Borrowings bear interest at either the London Inter Bank Offering Rate (LIBOR) plus a margin of 2.00% to 3.25% or a Base Rate (determined by certain base rates such as Prime, Federal Funds Effective Rate or Base CD rate) plus a margin of 0% to 1.5%, depending on Jamba Juice Company’s adjusted leverage ratio (as defined by the Line). The Line is secured by substantially all of the assets of Jamba Juice Company and requires compliance with certain quarterly financial covenants. The Line expires December 2007. As of June 30, 2006, Jamba Juice Company was in compliance with these covenants. Total outstanding on the Line as of June 30, 2006 was $10.8 million. In addition to requiring that Jamba Juice Company maintain certain minimum ratios such as a fixed charge coverage ratio and an adjusted leverage ratio, Jamba Juice Company is prohibited from making loans, advances, or other extensions of credit and is prohibited from paying dividends, dissolving or liquidating the business and creating certain liens. The Line also prohibits certain changes in ownership such as the proposed merger. In contemplation of the proposed merger, management intends to repay and close the Line at the closing of the merger with the proceeds of the private placement financing. Jamba Juice Company has obtained a waiver from its financial institution in regards to its merger agreement with Services Acquisition Corp. International.

In March 2006, Jamba Juice Company entered into a merger agreement with Services Acquisition Corp. International which will substantially change its financial situation. Upon completion of the proposed merger, Jamba Juice Company expects the Line to be paid-off and canceled and expects to have sufficient cash available to fund next year’s planned store openings and other initiatives. In addition, Jamba Juice Company expects to increase its growth plans for new locations.

The following table summarizes contractual obligations and borrowings as of June 30, 2006, and the timing and effect that such commitments are expected to have on Jamba Juice Company’s liquidity and capital requirements in future periods (in thousands). Jamba Juice Company expects to fund these commitments primarily with operating cash flows generated in the normal course of business. Not included in the table below are deferred rent and construction allowances and other long-term liabilities of $10.8 million as of June 30, 2006 since these liabilities consist of non-cash deferred rent obligations rather than contractual obligations. The cash obligations related to these deferred items are contemplated in the future minimum rental payments.

Contractual Obligations	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt obligations	$10,800	$10,800	$—	$—	$—
Operating lease obligations	160,958	24,540	44,467	35,985	55,966
Litigation settlement payable	1,120	1,120	—	—	—
Construction commitments	1,094	1,094	—	—	—
Purchase obligations(1)	—	—	—	—	—

Total	$173,972	$37,554	$44,467	$35,985	$55,966

(1)	Jamba Juice Company negotiates pricing and quality specifications for many of the products used in Company Stores and franchise stores. This allows for volume pricing and consistent quality of products that meet Jamba Juice Company’s standards. Although Jamba Juice Company negotiates and contracts directly with manufacturers, co-packers or growers for its products, Jamba Juice Company purchases these products from third-party centralized distributors. These distributors source, warehouse and deliver specified products to both Company Stores and franchise stores. While Jamba Juice Company does have multi-year pricing agreements with its two frozen yogurt suppliers and with its supplier of liquid dairy products and soy milk, none of these agreements have guaranteed volume commitments. The agreements with the liquid dairy and soy milk supplier are exclusive and run through June 30, 2008. Jamba Juice Company’s frozen yogurt suppliers have exclusive agreements, but are limited to currently specified products. If Jamba Juice Company were to change specifications for its yogurt products, the current suppliers would have a right of first negotiation to meet the new specifications.

The operating lease obligations represent future minimum lease payments under non-cancelable operating leases as of June 30, 2006. The minimum lease payments do not include common area maintenance (“CAM”) charges or real estate taxes, which are also required contractual obligations under Jamba Juice Company’s operating leases. In the majority of Jamba Juice Company’s operating leases, CAM charges are not fixed and can fluctuate from year to year. Total CAM charges and real estate taxes for fiscal 2006 were $3.6 million. Total CAM charges and real estate taxes for fiscal 2005 were $2.8 million.

Contingent Liabilities

Jamba Juice Company is the guarantor on three store leases for two franchisees and would be liable for lease payments in the event either of these parties defaulted on their lease obligations. The potential amount of this liability is $0.3 million as of June 30, 2006.

Jamba Juice Company has commitments under contracts for the construction of leasehold and other improvements for stores to be opened in fiscal 2007. Portions of such contracts not completed at the end of fiscal 2006 are not reflected in the consolidated financial statements. These unrecorded commitments were $1.1 million at June 30, 2006.

Jamba Juice Company has agreements with certain officers to provide severance benefits in the event their employment is terminated under certain defined circumstances resulting in a contingent liability that is not reflected in the consolidated financial statements as of June 30, 2006.

Related Party Transactions

On December 8, 2004 Jamba Juice Company entered into a four year consulting agreement with Kirk Perron, its founder, director and shareholder. Mr. Perron assists and advises Jamba Juice Company and its board of directors in connection with certain projects, public appearances, promotional events and such other matters as agreed between Jamba Juice Company and Mr. Perron. The terms of the agreement are to make consulting payments of $150,000 per year. In addition, Jamba Juice Company reimburses Mr. Perron for business related expenses.

COMMODITY PRICES, AVAILABILITY AND GENERAL RISK CONDITIONS

Jamba Juice Company contracts for significant amounts of IQF (instant quick freeze) fruit, fruit concentrate and dairy products to support the needs of its Company Stores and franchise retail stores. The price and availability of these commodities directly impacts Jamba Juice Company’s results of operations and can be expected to impact its future results of operations.

SEASONALITY AND QUARTERLY RESULTS

Jamba Juice Company’s business is subject to seasonal fluctuations. Historically, significant portions of Jamba Juice Company’s revenue and profits were, and may continue to be realized during the first and fourth quarters of Jamba Juice Company’s fiscal year, which includes the warmer summer season. In addition, quarterly results are affected by the timing of the opening of new stores, weather conditions and Jamba Juice Company’s rapid growth may conceal the impact of other seasonal influences. Because of the seasonality of Jamba Juice Company’s business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require Jamba Juice Company to make estimates and assumptions about future events and their impact on amounts reported in Jamba Juice Company’s consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from Jamba Juice Company’s estimates. Such differences may be material to the consolidated financial statements.

Jamba Juice Company believes its application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change.

Jamba Juice Company’s accounting policies are more fully described in Note 1 “Business and Summary of Significant Accounting Policies” in the “Notes to the Consolidated Financial Statements,” included elsewhere in this proxy. Jamba Juice Company has identified the following critical accounting policies:

Store Closing and Impairment Charges

Jamba Juice Company regularly reviews its stores’ operating performance. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, losses related to the impairment of long-lived assets are recognized when expected future cash flows are less than the asset’s carrying value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, Jamba Juice Company makes an evaluation of recoverability by comparing the carrying values of the assets to projected future cash flows, in addition to other quantitative and qualitative analyses. For goodwill and other intangible assets, Jamba Juice Company performs impairment tests annually in April and more frequently if facts and circumstances indicate goodwill carrying values exceed estimated reporting unit fair values. Upon indication that the carrying values of such assets may not be recoverable, Jamba Juice Company recognizes an impairment loss as a charge against current operations for an amount equal to the difference between the carrying value and the assets fair value. The fair value of the store’s long-lived assets is estimated using the discounted future cash flows of the assets based upon a rate that approximates our weighted average cost of capital. Net assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. Jamba Juice Company identifies cash flows for retail net assets at the individual store level. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value, less estimated costs to sell. Jamba Juice Company makes judgments related to the expected useful lives of long-lived assets and its ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions and changes in operating performance. As Jamba Juice Company assesses the ongoing expected cash flows and carrying amounts of its long-lived assets, these factors could cause Jamba Juice Company to realize material impairment charges.

When stores that are under long-term leases close, Jamba Juice Company records a liability for the future minimum lease payments and related ancillary costs, net of estimated cost recoveries that may be achieved through subletting properties, discounted using a weighted average cost of capital. Jamba Juice Company estimates future cash flows based on its experience and knowledge of the market in which the closed store is located and, when necessary, uses real estate brokers. However, these estimates project future cash flows several years into the future and are affected by factors such as inflation, real estate markets and economic conditions.

Gift Cards / Gift Certificate Revenue Recognition

Jamba Juice Company sells jambacards to its customers in its retail stores and through its websites. Prior to 2002, Jamba Juice Company sold $5.00 gift certificates. Jamba Juice Company’s gift certificates and jambacards do not have an expiration date. Jamba Juice Company recognizes income from gift certificates and jambacards when: (i) the gift certificate or jambacard is redeemed by the customer; or (ii) the likelihood of the gift certificate or jambacard being redeemed by the customer is remote (“breakage”) and it determines that it does not have a legal obligation to remit the value of unredeemed gift certificates and jambacards to the relevant jurisdictions. Jamba Juice Company determines its breakage rate based upon historical redemption patterns. Gift certificate breakage income is recorded as a reduction in operating expenses in its consolidated statements of income. Based on the completion of a study related to legal matters and redemption history associated with gift certificate liabilities, Jamba Juice Company recognized gift certificate breakage income during fiscal 2006 of $1.4 million, all of which relates to gift certificates issued prior to fiscal 2002. There are no terms or conditions on the $5.00 gift certificates.

Jamba Juice Company has sold the jambacard since November of 2002. Jamba Juice Company is still evaluating the redemption patterns associated with its jambacards in order to determine when redemptions become remote.

The jambacard works as a reloadable gift or debit card. At time of the initial load, in an amount between $5 and $500, Jamba Juice Company records an obligation that is reflected as store value cards on the balance sheet. Jamba Juice Company relieves the liability and records the related revenue at the time a customer redeems any part of the amount on the card. The card does not have any expiration provisions and is not refundable.

Self-Insurance Reserves

Jamba Juice Company uses a combination of insurance and self-insurance mechanisms to provide for the potential liabilities for workers’ compensation, healthcare benefits, general liability, property insurance, director and officers’ liability insurance and vehicle liability. Liabilities associated with the risks that Jamba Juice Company retains are not discounted and are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. The estimated accruals for these liabilities, portions of which are calculated by third party actuarial firms, could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Income Taxes

In establishing deferred income tax assets and liabilities, Jamba Juice Company makes judgments and interpretations based on enacted tax laws and published tax guidance applicable to its operations. Jamba Juice Company records deferred tax assets and liabilities and evaluates the need for valuation allowances to reduce deferred tax assets to realizable amounts. Changes in Jamba Juice Company’s valuation of the deferred tax assets or changes in the income tax provision may affect its annual effective income tax rate.

Stock-Based Compensation

Jamba Juice Company uses the intrinsic value method of accounting for employee stock options in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure,” which requires pro forma disclosure of the impact of using the fair value of the option at date of grant. In December 2004, FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion 25. SFAS No. 123(R) requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense. The accounting provisions of SFAS No. 123(R) are effective for Jamba Juice Company beginning in the first quarter of fiscal 2007.

Jamba Juice Company is evaluating the requirements under SFAS No. 123(R) and has not yet determined the impact the adoption of SFAS No. 123(R) will have on its consolidated results of operations and net income.

Leases

Jamba Juice Company leases all of its store locations. Jamba Juice Company accounts for its leases under FASB Statement No. 13, “Accounting for Leases” (“SFAS 13”) and subsequent amendments. Jamba Juice Company recognizes rent expense for its operating leases, which have escalating rentals over the term of the lease (which includes reasonably assured renewal options), on a straight-line basis over the initial term and reasonably assured renewal periods. The difference between the recognized rental expense and the amounts payable under the lease are recorded as deferred rent. In addition, the lease term is deemed to commence when Jamba Juice Company takes physical possession of the leased property. Jamba Juice Company expenses the straight-line rent amounts during the period prior to store opening. Jamba Juice Company uses a consistent lease term when calculating depreciation of leasehold improvements, when determining straight-line rent expense and when determining classification of its leases as either operating or capital. Contingent rents are generally amounts Jamba Juice Company must pay to landlords when it has sales in excess of certain thresholds stipulated in certain store leases and are included in rent expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Some of Jamba Juice Company’s leases contain tenant improvement allowances. For purposes of recognizing tenant improvement allowances, Jamba Juice Company records the allowances as deferred rent and amortizes the incentives over their estimated useful lives as a reduction to rent expense.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which replaces SFAS No. 123, supercedes APB 25 and related interpretations and amends SFAS No. 95 “Statement of Cash Flows.” SFAS 123(R) will require Jamba Juice Company to, among other things, measure all employee stock-based compensation awards using a fair value method and record the expense in Jamba Juice Company’s consolidated financial statements. The provisions of SFAS 123(R), as amended by SEC Staff Accounting Bulletin No. 107, “Share-Based Payment,” are effective no later than the beginning of the next fiscal year that begins after December 15, 2005. Jamba Juice Company will adopt the new requirements using the prospective transition method in its first fiscal quarter of 2007. Jamba Juice Company will continue to account for equity awards outstanding at the date of adoption of SFAS 123(R) in the same manner as they have been accounted for prior to adoption, that is, following the provisions of APB 25. All awards granted, modified or settled after the date of adoption will be accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R). Jamba Juice Company is evaluating the requirements under SFAS No. 123(R) and has not yet determined the impact the adoption of SFAS No. 123(R) will have on its consolidated results of operations and net income.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 requires the recognition of a liability for the fair value of a legally-required conditional asset retirement obligation when incurred, if the liability’s fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN 47 did not have a material impact on Jamba Juice Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, and must therefore be adopted by Jamba Juice Company no later than its first quarter in the fiscal year ending June 30, 2008. Management is currently evaluating the impact of FIN 48. The cumulative effect of the interpretation’s adoption will be an adjustment to beginning retained earnings in the year of adoption.

Quantitative and Qualitative Disclosures about Market Risk

Jamba Juice Company is exposed to financial market risks due primarily to changes in interest rates, which Jamba Juice Company manages primarily by managing the maturities of its financial instruments. Jamba Juice Company does not use derivatives to alter the interest characteristics of its financial instruments. Jamba Juice Company does not believe a change in interest rate will materially affect its financial position or results of operations. One percent in change of the interest rate would result in an annual change in the results of operations of $0.1 million.

Jamba Juice Company purchases significant amounts of fruits and dairy products to support the needs of its Company Stores. The price and availability of these commodities directly impacts the results of operations and can be expected to impact the future results of operations.

Jamba Juice Company purchases fruit based on short-term seasonal pricing agreements. These short-term agreements generally set the price of procured frozen fruit and 100% pure fruit concentrates for less than one year based on estimated annual requirements. In order to mitigate the effects of price changes in any one commodity on its cost structure, Jamba Juice Company contracts with multiple suppliers both domestically and internationally. These agreements typically set the price for some or all of Jamba Juice Company’s estimated annual fruit requirements, protecting Jamba Juice Company from short-term volatility. Nevertheless, these agreements typically contain a force majeure clause, which, if utilized (such as when hurricanes in 2004 destroyed the Florida orange crop), subjects Jamba Juice Company to significant price increases.

Jamba Juice Company’s pricing philosophy is not to attempt to change consumer prices with every move up or down of the commodity market, but to take a longer term view of managing margins and the value perception of its products in the eyes of its customers. Jamba Juice Company’s objective is to maximize revenue through increased customer frequency. In cases such as the recent increase in orange prices, Jamba Juice Company attempted to manage margins by promoting and featuring other menu items.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Jamba Juice Company and Subsidiary:

We have audited the accompanying consolidated balance sheets of Jamba Juice Company and subsidiary (the “Company”) as of June 27, 2006 and June 28, 2005, and the related consolidated statements of income, common stockholders’ deficit, and cash flows for each of the three fiscal years in the period ended June 27, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Jamba Juice Company and subsidiary as of June 27, 2006 and June 28, 2005, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 27, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16, the accompanying fiscal 2005 and 2004 consolidated financial statements have been restated.

/s/ Deloitte & Touche LLP

San Francisco, California October 6, 2006

JAMBA JUICE COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 27, 2006	June 28, 2005
		(as Restated, see Note 16)
ASSETS
Current assets:
Cash and cash equivalents	$1,262	$1,368
Receivables, net of allowances of $89 and $67, respectively	2,050	1,633
Inventories	2,647	2,361
Deferred income taxes	5,909	3,512
Prepaid rent	2,295	2,085
Prepaid expenses and other current assets	719	2,042

Total current assets	14,882	13,001
Property, fixtures and equipment – net	77,272	65,412
Goodwill	2,663	2,663
Other intangible assets – net	289	396
Deferred income taxes	8,321	9,012
Other long-term assets	2,675	2,783

Total assets	$106,102	$93,267

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,737	$9,585
Accrued compensation and benefits	8,682	7,028
Workers’ compensation and health self-insurance reserves	3,669	2,525
Accrued store value cards	15,929	11,933
Line of credit note payable	10,800	—
Current portion of litigation settlement payable	1,120	645
Other accrued expenses	7,622	5,432

Total current liabilities	57,559	37,148
Deferred franchise revenue	432	479
Line of credit note payable	—	13,000
Litigation settlement payable	—	988
Deferred rent and other long-term liabilities	10,810	7,898

Total liabilities	68,801	59,513

Commitments and contingencies	—	—

See Notes to Consolidated Financial Statements.

(Dollars in thousands)	June 27, 2006	June 28, 2005
		(as Restated, see Note 16)
Convertible redeemable preferred stock:
No par value – 30,000,000 shares authorized. Redemption value at June 27, 2006 is $52,162: shares issued and outstanding at June 27, 2006: Series A, 3,000,000; Series B, 2,250,053; Series C, 7,415,206; Series D, 9,998,905; Series E, 2,482,726. Liquidation preference: $62,094	52,162	52,162
Common stockholders’ deficit:
Common stock, no par value – 50,000,000 shares authorized; 10,783,220 and 10,515,082 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	12,255	11,686
Accumulated deficit	(27,116)	(30,094)

Total common stockholders’ deficit	(14,861)	(18,408)

Total liabilities and stockholders’ deficit	$106,102	$93,267

JAMBA JUICE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)	Fiscal Years Ended
	June 27, 2006	June 28, 2005	June 29, 2004
	(52 weeks)	(52 weeks) (as Restated, see Note 16)	(53 weeks) (as Restated, see Note 16)
Revenue:
Company stores	$243,668	$202,073	$165,856
Franchise and other revenue	9,337	6,976	6,922

Total revenue	253,005	209,049	172,778
Operating expenses:
Cost of sales and related occupancy costs	89,504	73,665	54,887
Store operating expense	100,411	85,555	68,530
Other operating expense	6,685	7,051	5,581
Depreciation and amortization	12,905	10,355	7,719
General and administrative expense	30,011	25,113	23,278
Store preopening expense	2,677	3,077	2,659
Franchise support expense	2,802	460	3,604

See Notes to Consolidated Financial Statements.

(Dollars in thousands)	Fiscal Years Ended
	June 27, 2006	June 28, 2005	June 29, 2004
	(52 weeks)	(52 weeks) (as Restated, see Note 16)	(53 weeks) (as Restated, see Note 16)
Loss on asset impairment, store closures and disposals	2,768	1,019	1,421
Gift certificate breakage income	(1,425)	—	—
Sales tax settlement (see Note 14)	—	2,569	—
Litigation settlement (see Note 14)	—	(2,650)	(85)

Total operating expenses	246,338	206,214	167,594
Income from operations	6,667	2,835	5,184
Interest expense – net	1,088	778	488

Income before income taxes	5,579	2,057	4,696
Income tax expense (benefit)	2,601	1,972	(12,250)

Net income	$2,978	$85	$16,946

See Notes to Consolidated Financial Statements.

JAMBA JUICE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ DEFICIT

(Dollars in thousands)	Common Stock Shares	Additional Paid-In Capital	Notes Receivable from Stock Sales	Accumulated Deficit	Total Common Stockholders’ Deficit
Balance at June 24, 2003	10,239,210	$11,023	$(110)	$(46,885)	$(35,972)
Issuance of common stock	76,101	123	—	—	123
Redeemable preferred stock accretion	—	—	—	(240)	(240)
Other	—	9	—	—	9
Repayment of note receivable	—	—	110	—	110
Net income (as Restated, see Note 16)	—	—	—	16,946	16,946

Balance at June 29, 2004 (as Restated, see Note 16)	10,315,311	11,155	—	(30,179)	(19,024)
Issuance of common stock	169,411	363	—	—	363
Other	—	93	—	—	93
Conversion of preferred shares	30,360	75	—	—	75
Net income (as Restated, see Note 16)	—	—	—	85	85

Balance at June 28, 2005 (as Restated, see Note 16)	10,515,082	11,686	—	(30,094)	(18,408)
Issuance of common stock	268,138	317	—	—	317
Other	—	252	—	—	252
Net income	—	—	—	2,978	2,978

Balance at June 27, 2006	10,783,220	$12,255	$—	$(27,116)	$(14,861)

See Notes to Consolidated Financial Statements.

JAMBA JUICE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Fiscal Years Ended
	June 27, 2006	June 28, 2005	June 29, 2004
	(52 weeks)	(52 weeks) (as Restated, see Note 16)	(53 weeks) (as Restated, see Note 16)
Cash provided by operating activities:
Net income	$2,978	$85	$16,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,905	10,355	7,719
Loss on asset impairment, store closures and disposals	2,768	1,019	1,421
Gift certificate breakage income	(1,425)	—	—
Deferred rent and other	3,006	2,493	973
Deferred income taxes	(1,706)	1,503	(12,585)
Changes in operating assets and liabilities:
Notes and accounts receivable, net of allowance	(417)	(330)	162
Inventories	(281)	(482)	(91)
Prepaid expenses and other current assets	1,113	(1,528)	(2,075)
Other long-term assets	178	841	(237)
Accounts payable	(526)	(267)	3,255
Accrued compensation and benefits	2,798	900	1,697
Accrued store value cards	5,421	4,478	2,973
Litigation settlement payable	(513)	(539)	(3,378)
Accrued expenses and other liabilities	2,036	3,528	(451)
Deferred franchise revenue	(47)	(720)	(122)

Cash provided by operating activities	28,288	21,336	16,207

Cash used for investing activities:
Capital expenditures	(26,369)	(31,837)	(18,080)
Cash paid in acquisitions	(22)	(942)	—
Investment in affiliates	(120)	(474)	(2,000)

Cash used for investing activities	(26,511)	(33,253)	(20,080)

Cash provided by (used for) financing activities:
Proceeds from exercise of stock options and other	317	456	242
Borrowings on debt facility	48,800	42,300	4,500
Payments on debt facility	(51,000)	(32,550)	(6,250)

See Notes to Consolidated Financial Statements.

(Dollars in thousands)	Fiscal Years Ended
	June 27, 2006	June 28, 2005	June 29, 2004
	(52 weeks)	(52 weeks) (as Restated, see Note 16)	(53 weeks) (as Restated, see Note 16)
Payments on notes and capital lease obligations	—	(18)	(53)

Cash provided by (used for) financing activities	(1,883)	10,188	(1,561)

Net decrease in cash and equivalents	(106)	(1,729)	(5,434)
Cash and equivalents at beginning of period	1,368	3,097	8,531

Cash and equivalents at end of period	$1,262	$1,368	$3,097

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$1,211	$322	$224
Income taxes paid, net of refunds	931	832	1,592

See Notes to Consolidated Financial Statements.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business  —  On March 10, 2006, Jamba Juice Company and its subsidiary (the “Company”) entered into a merger agreement with Services Acquisition Corp. International (“SACI”) whereby SACI will acquire all the outstanding common and preferred stock of the Company for approximately $265 million. Refer to Note 17 for further discussion on this transaction.

The Company offers a wide variety of fresh blended-to-order smoothies, fresh-squeezed juices, baked goods and snacks through retail stores. At June 27, 2006, the Company operated 342 stores, franchisees and licensees operated 171 stores, and 46 stores operated as joint ventures. Stores are located primarily in the western United States. The Company began operations in 1990.

Basis of Presentation  —  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Zuka Juice, Inc. All significant intercompany balances and transactions have been eliminated. The equity method of accounting is used to account for joint ventures because the Company exercises significant influence over operating and financial policies of its partners. Accordingly, the carrying value of these investments is reported in other long-term assets, and the Company’s equity in the net income and losses of these investments is reported in other operating expenses.

Fiscal Year End  —  The Company’s fiscal year ends on the Tuesday preceding June 30. The fiscal years ended June 27, 2006 (“fiscal 2006”) and June 28, 2005 (“fiscal 2005”) include 52 weeks and the fiscal year ended June 29, 2004 (“fiscal 2004”) includes 53 weeks. For convenience, all references herein to years are stated as years ended June 30.

Significant Estimates  —  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Concentrations of Risk  —  The Company maintains food distribution contracts primarily with one supplier. This supplier provided 85%, 87%, and 94% of product cost included in cost of sales for fiscal years 2006, 2005, and 2004, respectively, which potentially subjects the Company to a concentration of business risk. If this supplier had operational problems or ceased making product available to the Company, operations could be adversely affected.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high-quality financial institutions, but at times, balances in the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation insurance limit.

Self-Insurance Reserves  —  The Company uses a combination of insurance and self-insurance to provide for the liabilities for workers’ compensation, healthcare benefits, general liability, property insurance, director and officers’ liability and vehicle liability. Liabilities associated with the self-insured risks are not discounted and are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. The estimated accruals for these liabilities, portions of which are calculated by independent third party actuaries, could be significantly affected if future occurrences and claims differ from these assumptions and historical trends. The workers’ compensation self-insurance reserve is included in “Workers’ compensation and health self-insurance reserves” in the balance sheets and at fiscal year end 2006 and 2005, was $3.0 million and $2.0 million, respectively.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash and Cash Equivalents  —  The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. At June 30, 2006 and 2005, the Company did not have any investments with maturities greater than three months.

Receivables  —  Receivables represent amounts due for royalty fees, advertising fees and gift cards issued by the franchisees. The allowance for doubtful accounts is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable.

Inventories  —  Inventories include only the purchase cost and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO). Inventories consist of food, beverages and available-for-sale promotional products.

Property, Fixtures, and Equipment  —  Property, fixtures, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful life of the asset generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, which is generally 10 years. The costs of repair and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.

Goodwill  —  Goodwill represents the excess of the purchase price over net assets acquired and is not amortized. Goodwill is subject to annual impairment tests in April of each year. This analysis is performed at the reporting unit level in accordance with Statement of Financial Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Based upon impairment analyses performed in accordance with SFAS No. 142 in fiscal years 2006, 2005, and 2004, there was no goodwill impairment recorded.

Capitalized Interest  —  The Company capitalizes interest cost related to purchase and construction of qualifying assets. During fiscal years 2006, 2005, and 2004, the Company capitalized $183,000, $112,000 and $48,000, respectively. Capitalized interest is amortized over the life of the assets.

Other Intangible Assets  —  Intangible assets consist of leasehold acquisition costs and are amortized on a straight-line basis over the periods of expected benefit, which range from 8 to 10 years, and are limited to the lease term, including reasonably assured renewal periods. They are reviewed for impairment at least annually.

Store Closing and Impairment Charges — In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Asset, losses related to the impairment of long-lived assets are recognized when expected future cash flows are less than the asset’s carrying value. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, the Company makes an evaluation of recoverability by comparing the carrying values of the assets to projected future cash flows, in addition to other quantitative and qualitative analyses. For goodwill and other intangible assets, the Company performs impairment tests annually in April and more frequently if facts and circumstances indicate goodwill carrying values exceed estimated reporting unit fair values. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations for an amount equal to the difference between the carrying value and the assets fair value. The fair value of the store’s long-lived assets is estimated using the discounted future cash flows of the assets based upon a rate that approximates our weighted average cost of capital. Net assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. The Company identifies cash flows for retail net assets at the individual store level. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value, less estimated costs to sell. The Company makes judgments related to the expected useful lives of long-lived assets and its ability to realize undiscounted cash flows in excess of

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions and changes in operating performance. As the Company assesses the ongoing expected cash flows and carrying amounts of its long-lived assets, these factors could cause the Company to realize material impairment charges.

When stores that are under long-term leases close, the Company records a liability for the future minimum lease payments and related ancillary costs, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations, discounted using a weighted average cost of capital. The Company estimates future cash flows based on its experience and knowledge of the market in which the closed store is located and, when necessary, uses real estate brokers. However, these estimates project future cash flows several years into the future and are affected by factors such as inflation, real estate markets and economic conditions. During fiscal 2006, the Company closed three stores.

Gift Cards and Gift Certificates  —  Since November 2002, the Company sells jambacards to its customers in its retail stores and through its websites. Prior to November 2002, the Company sold $5.00 gift certificates. The Company’s gift certificates and jambacards do not have an expiration date. Revenue is recognized and the liability is relieved when: (i) the gift certificate or jambacard is redeemed by the customer; or (ii) the likelihood of the gift certificate or jambacard being redeemed by the customer is remote (“breakage”) and it determines that it does not have a legal obligation to remit the value of unredeemed gift certificates and jambacards to the relevant jurisdictions. The Company determines its breakage rate based upon historical redemption patterns. Gift certificate breakage income is recorded as a reduction in operating expenses in the statements of income. In April 2006, the Company determined the redemption of certain gift certificates was remote and as a result recognized estimated breakage of $1.4 million.

Due to the limited historic redemption data available since the November 2002 introduction, the Company is still evaluating the redemption patterns associated with its jambacards in order to determine when redemptions become remote. An obligation is recorded at the time of either an initial load or a subsequent reload in the accrued store value cards line item on the Company’s balance sheet.

During fiscal 2006 and fiscal 2005, the Company sold $22.0 million and $18.8 million of its jambacards, respectively. In addition, the Company also sold reloaded cards for $3.9 million and $5.0 million during fiscal 2006 and fiscal 2005, respectively. Customers redeemed $20.4 million and $19.0 million, respectively, at the stores, which equals the revenue recorded in the financial statements.

Deferred Rent  —  The Company’s lease agreements generally provide for scheduled rent increases during the lease terms, or for rental payments commencing at a date other than the date of possession. Rent expense is recognized on a straight-line basis over the respective terms of the leases. The difference between the amount charged to operations and cash paid under the leases is recorded as deferred rent.

Construction Allowances  —  The Company receives construction allowances from landlords, which are deferred and amortized on a straight-line basis over the life of the lease as a reduction of rent expense. Construction allowances are recorded in deferred rent and other long-term liabilities.

Revenue Recognition  —  Revenue from Company stores is recognized when product is sold. Revenue from store value cards, such as the “jambacard” and gift certificates are recognized upon redemption. Until redemption, outstanding customer balances are recorded as a liability. See above for discussion on recognition of gift certificates and jambacard breakage.

Franchise revenue is generated from three basic forms: development fees, initial franchise fees, and royalties. Development fees are paid to the Company as part of an agreement to open and operate a

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

specific number of stores in a specified territory. The amount of the fee is based on the number of stores to be opened pursuant to the development agreement and secures the territory for exclusivity during the development. The non-refundable fees collected for these services are recognized ratably as the franchise stores under these agreements open. Our multi-unit development agreements specify the number of stores to be opened. Any changes to the specific number of stores would be stated in a subsequent contractual agreement (see Note 2).

The Company charges an initial franchise fee for providing operational materials, new store opening planning and functional training courses. Initial franchise fees are paid for every store the franchisee opens and are due at the time the franchise agreement for a particular store is executed. Franchise fees are recognized as revenue when all material services or conditions have been substantially performed or satisfied and no other material conditions or obligations related to the determination of substantial performance exist. Duties and services that are completed prior to approval include training, facilities inspection, receipt of operating license(s) and clearance from appropriate agencies. These duties and services are substantially complete prior to the approval of opening of a store. Duties and services relating to the earning of the franchise fees are necessary for the stores to open. Revenue is recognized when the store opens.

Royalties are determined as a percentage of sales and are recognized in the same period as the related franchise store revenue. If collection of the franchise royalty fee is doubtful, a receivable and an allowance are recorded by the Company without any revenue recognition and revenue is recognized at the time such receivables are collected.

In addition, as part of two different management agreements the Company has assigned employees full time to support two area developers in accordance with an area development affiliation agreement (see Note 2). The Company bears all the responsibilities and obligations related to these employees and records the employee costs as franchise support expense and the reimbursement from the area developers as franchise and other revenue. Due to uncertainty of collection of the reimbursement from these two area developers, the revenue is recognized on a cash basis.

Advertising Costs  —  Advertising costs are expensed as incurred and were $5.1 million, $4.8 million, and $4.8 million in fiscal years 2006, 2005, and 2004, respectively and are classified as “other operating expenses.” The Company also receives advertising contributions from its franchisees. These contributions are a contractual obligation of the franchisee and are recorded as an offset to advertising expense and were $1.6 million, $1.2 million, and $1.0 million for fiscal years 2006, 2005, and 2004 respectively.

Store Pre-opening Costs  —  Costs incurred in connection with start-up and promotion of new store openings as well as rent from possession date to store opening date are expensed as incurred.

Fair Value of Financial Instruments  —  The carrying value of cash and cash equivalents, notes and accounts receivable, and accounts payable approximates fair value. The carrying value of debt approximates the estimated fair value due to floating interest rates on the debt.

Comprehensive Income  —  Comprehensive income is defined as the change in equity during a period from transactions and other events, excluding changes resulting from investments from owners and distributions to owners. Comprehensive income equals net income for all periods presented.

Income Taxes  —  Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in the tax law or rates. A valuation allowance is recorded when it is deemed more likely than not that a deferred tax asset will be not realized.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Employee Stock Options  —  The Company accounts for employee stock options in accordance with the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, the Company does not recognize compensation expense related to employee stock options, as options are not granted below market price on the grant date. SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the recognition of compensation expense based on the fair value of options on the grant date, but allows companies to continue applying APB Opinion No. 25 if certain pro forma disclosures are made assuming hypothetical fair value method application.

Had compensation expense for the Company’s stock options been based on the fair value at the grant date under the methodology prescribed by SFAS No. 123, the Company’s net income would have been impacted as follows (in thousands):

	Fiscal Years Ended June 30
	2006	2005	2004
Net income – as reported	$2,978	$85	$16,946
Add: Total stock-based employee compensation included in reported net income, net of stated tax effects (see Note 11)	152	56	9
Deduct: Total stock-based compensation benefit expense determined under fair-value-based method for all awards – net of related tax effects	(445)	(266)	(140)

Net income (loss) – pro forma	$2,685	$(125)	$16,815

The Company’s valuations are based upon a multiple option valuation approach and forfeitures are recognized as they occur. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, such as expected life. The Company’s employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate.

The fair value of options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated at date of grant using the Black-Scholes multiple option pricing model. As provided by SFAS No. 123, the Company uses the minimum value method for options issued to employees in conjunction with employment service, which allows a 0% volatility assumption.

The following are the remaining weighted-average assumptions used in applying the Black-Scholes option-pricing model:

	Fiscal Years Ended June 30
	2006	2005	2004
Risk-free interest rate	4.6%	3.7%	2.9%
Expected life of option after vesting date	2 years	2 years	2 years
Expected dividend yield	0%	0%	0%

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The weighted-average fair value of options granted during fiscal years 2006, 2005, and 2004 was $0.90, $0.50, and $0.24, respectively.

Segment Reporting  —  SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” requires financial information for each segment that is individually managed with separate operating results that are reviewed regularly by the chief operating decision makers. The Company has one reportable retail segment.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which replaces SFAS No. 123, supercedes APB 25 and related interpretations and amends SFAS No. 95 “Statement of Cash Flows.” SFAS 123(R) will require the Company to, among other things, measure all employee stock-based compensation awards using a fair value method and record the expense in the Company’s consolidated financial statements. The provisions of SFAS 123(R), as amended by SEC Staff Accounting Bulletin No. 107, “Share-Based Payment,” are effective no later than the beginning of the fiscal year that begins after December 15, 2005. The Company will adopt the new requirements using the prospective transition method in its fiscal quarter ended October 17, 2006. The Company will continue to account for equity awards outstanding at the date of adoption of SFAS 123(R) in the same manner as they have been accounted for prior to adoption, that is, following the provisions of APB 25. All awards granted, modified or settled after the date of adoption will be accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R). The Company has not yet determined the impact of adopting SFAS No. 123(R), which will be dependent upon the future issuance of stock option grants that will be determined by the Company’s compensation committee.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 requires the recognition of a liability for the fair value of a legally-required conditional asset retirement obligation when incurred, if the liability’s fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN 47 did not have a material impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, and must therefore be adopted by the Company no later than its first quarter in the fiscal year ending June 30, 2008. Management is currently evaluating the impact of adopting FIN 48. The cumulative effect of the interpretation’s adoption will be an adjustment to beginning retained earnings in the year of adoption.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reclassifications  —  Certain prior year amounts were reclassified to conform to current year presentation.

2.	AREA DEVELOPMENT AFFILIATIONS

The Company has entered into development and licensing agreements (the “Agreements”) with area developers and various individuals to develop stores in certain geographic regions or venues. These Agreements generally stipulate that a certain number of stores are to be developed over a five year period with various renewal options. To date, the Company had cumulatively signed Agreements for a total of 239 stores. As of June 30, 2006, 167 stores, which includes 40 stores that were opened in excess of plan, have been opened and the Company has active Agreements to open 44 additional stores. Agreements for 68 stores have terminated or expired.

The Company recognizes revenue as each of the stores under the Agreements are opened. The Company received a total of $4,201,000 in non-refundable fees at the time of execution related to these Agreements, of which $432,250 and $478,500 were included in deferred franchise revenue at June 30, 2006 and 2005, respectively. The Company also receives initial franchise fees, royalty, and marketing fees on the individual stores developed. The individual franchise fees are recognized when all material services or conditions have been substantially performed or satisfied, which the Company deems to be at the time a store is opened. The Company is not required to contribute capital as a part of these Agreements.

In 1999, the Company sold development rights for 50 stores in Chicago, Minneapolis and Milwaukee markets for $500,000 to an area developer with such rights expiring in 2010 (the “Midwest Developer”). During fiscal years 2006, 2005, and 2004, the Company provided the Midwest Developer a number of employees to operate the Midwest Developer’s stores. The providing of the employees was to create a homogeneous employment pool in the Midwest area which would allow for consistent operations, improved quality of service, and other matters affecting customer relations and operations. The Midwest Developer was to reimburse the Company for all employee related expenses. The total cost of these employees was $1.4 million, $0.5 million, and $3.6 million in fiscal years 2006, 2005, and 2004, respectively, and has been reported as franchise support expense on the consolidated statements of income. The Company received reimbursements from the Midwest Developer of $1.3 million, $0.5 million, and $1.6 million during fiscal years 2006, 2005, and 2004, respectively, for these costs which are reported as franchise and other revenue on the consolidated statements of income.

In December 2005, the management agreement between the Company and JJC Florida, LLC (“JJC Florida”) became effective whereby the Company would be responsible for the day-to-day operations of the 13 stores owned by JJC Florida. Employees were hired by the Company to manage the stores to provide consistent operations, improved quality of service, and other matters affecting customer relations and operations. JJC Florida is responsible for all employee costs. The total cost of these employees for fiscal 2006 was $1,385,000 and has been reported as franchise support expense on the consolidated statement of income. Reimbursements from JJC Florida of $1,216,000 have been reported as franchise and other revenue in the consolidated statement of income. Equity losses of $164,000 and $577,000 for fiscal years 2006 and 2005, respectively, are included in other operating expenses. Due to inconsistent payment history, the Company accounts for its transactions with JJC Florida on a cash basis. As of June 30, 2006, JJC Florida owes the Company $1.4 million for royalty fees and advertising, which has not been recorded on the Company’s financial statements.

The operating agreement and subsequent amendments between JJC Florida, LLC and the Company provided the Company the option to purchase (at its fair market value) 100% of its partner’s interest in the joint venture, valid from October 1, 2008 to December 30, 2008. Under the amendments to the operating agreement, profits and losses are to be allocated to the members in proportion to their cash contributions to the joint venture until the end of the fiscal year during which the cumulative profits of the joint venture equal or exceed the cumulative losses previously realized. Thereafter, profits will be allocated to the members in proportion to their recalculated interests. The recalculated interests of the members are based on the commitment of their additional contributions, with the Company receiving a 25% premium on its additional contributions.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is summarized financial information for the Company’s equity investments in JJC Florida, LLC and JJC Hawaii, LLC (in thousands):

	2006	2005	2004
Current assets	$2,157	$1,806	$2,415
Non-current assets	11,232	9,590	6,590
Current liabilities	3,999	3,824	2,312
Non-current liabilities and members’ equity	9,390	7,572	6,692
Revenues	34,206	29,016	21,992
Gross profit	24,179	20,443	15,632
Net income (loss) from operations	(937)	(350)	57
Net income (loss)	(937)	(350)	57

3.	PROPERTY, FIXTURES, AND EQUIPMENT

Property, fixtures, and equipment at June 30, 2006 and 2005 consisted of the following (in thousands):

	June 30, 2006	June 30, 2005
Leasehold improvements	$67,938	$57,012
Furniture, fixtures and equipment	56,528	48,225
Construction in progress (primarily stores under construction)	7,474	5,400

Total	131,940	110,637
Less accumulated depreciation and amortization	(54,668)	(45,225)

Total	$77,272	$65,412

4.	OTHER INTANGIBLE ASSETS

Other intangible assets — net represent lease acquisition costs and consist of the following (in thousands):

	Gross Amount	Amortization	Net
Beginning Balance – 2004	$1,413	$(791)	$622
Retirements	(18)	18	—
Amortization	—	(115)	(115)

Ending Balance – 2004	1,395	(888)	507
Retirements	(60)	60	—
Amortization	—	(111)	(111)

Ending Balance – 2005	1,335	(939)	396
Amortization	—	(107)	(107)

Ending Balance – 2006	$1,335	$(1,046)	$289

Estimated amortization expense for the next three years is approximately $80,000 per year until 2009, when the estimated amortization expense will total approximately $54,000 for fiscal years 2010 through 2015.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	ASSET IMPAIRMENT, STORE CLOSURES, AND DISPOSALS

Loss on asset impairment, store closures and disposals of fixed assets consisted of the following (in thousands):

	June 30, 2006	June 30, 2005	June 30, 2004
Asset impairment	$1,065	$397	$532
Loss on store closures	1,027	6	29
Loss on disposal of other assets	676	616	860

Total	$2,768	$1,019	$1,421

Asset Impairment  —  Due to declining market conditions, competition, insufficient occupancy rates in neighboring businesses and other factors, the Company recorded non-cash impairment charges of $1.1 million, $0.4 million, and $0.5 million in fiscal years 2006, 2005, and 2004, respectively, to write down a portion of the leasehold improvements, furniture and fixtures, and equipment values of certain stores to their estimated fair values.

The Company considered several factors when estimating the future operating cash flows of the stores, including quality of the local market and real estate, the store’s historical cash flows, local competition, saturation of markets due to proximity of other stores, general economic conditions and other trends.

Store Closures  —  During fiscal years 2006, 2005, and 2004, the Company closed three, two, and one stores, respectively. The Company recorded losses related to store closures of $1,027,000, $6,000, and $29,000 in fiscal years 2006, 2005, and 2004, respectively. Of these charges, $856,000, $8,000, and $1,000 were non-cash. In the year of closure, revenues for the stores that have closed were $892,000, $543,000, and $184,000 and net operating losses, which include the losses on store closure, were $1,898,000, $71,000, and $113,000 in fiscal years 2006, 2005, and 2004, respectively.

The following is a reconciliation of the store closure accrual (in thousands):

June 30, 2006
Beginning balance	$—
Provision for estimated net future cash flows of closed stores(1) and buyout costs	543

Ending balance	$543

(1)	Estimated net future cash flows represent future minimum lease payments and related ancillary costs from the date of the closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations.

Loss on Disposal of Other Assets  —  During fiscal years 2006, 2005, and 2004, the Company wrote off the net book value of certain assets that were abandoned due to store remodels or upgrades of equipment.

6.	OTHER LONG-TERM ASSETS

Other long-term assets — net at June 30, 2006 and 2005, consisted of the following (in thousands):

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2006	2005
Deposits	$578	$631
Investment in JJC Florida, LLC	1,675	1,839
Investment in JJC Hawaii, LLC	379	279
Other	43	34

Total	$2,675	$2,783

The Company accounts for its investments in JJC Florida, LLC and JJC Hawaii, LLC under the equity method. The Company owned 35.2% and 5.0% of JJC Florida, LLC and JJC Hawaii, LLC, respectively as of June 30, 2006.

During fiscal year 2004, the Company invested an additional $2 million in JJC Florida, LLC as part of an amendment to its original Franchise Agreement and License Agreement. Under the amendment, profits and losses are to be allocated to the members in proportion to their cash contributions until the profits for the investment exceed the cumulative losses previously realized. Thereafter, profits shall be allocated to the members in proportion to their recalculated interests. In addition, the recalculated interest for the investment is based on the contributions of the members, except that the Company shall receive a 25% premium for its additional contribution.

The amendment also included the ability of JJC Florida, LLC to defer the marketing, royalty, and front-end fees due to the Company. The deferral period ends the earlier of June 30, 2008 or when JJC Florida, LLC becomes cash flow positive for four consecutive quarters. The Company has deferred $1.4 million and $0.7 million of fees due from JJC Florida, LLC under this agreement as of fiscal year end 2006 and 2005, respectively, and will recognize revenue as cash is received.

7.	LEASE COMMITMENTS

The Company leases its office, retail stores and some equipment under operating leases, with terms expiring through 2016. Most store leases contain renewal options of up to 10 years and provide for payment of common area operating expenses and real estate taxes. Rental expense, net of sublease income, was $22.5 million, $17.3 million, and $11.6 million in fiscal years 2006, 2005, and 2004, respectively.

The aggregate future minimum non-cancelable lease payments at June 30, 2006 were as follows (in thousands):

Fiscal Year Ending:
2007	$24,540
2008	23,417
2009	21,050
2010	19,282
2011	16,703
Thereafter	55,966

Total minimum lease commitments	$160,958

Future minimum lease payments under operating leases have not been reduced by future minimum sublease rental income of approximately $0.6 million.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	REVOLVING LOAN AND NOTES PAYABLE

The Company has a revolving line of credit (the “Line”) for maximum borrowings of up to $35 million or 1.5 times trailing EBITDA as defined by the agreement for the Line which expires in December 2007. Borrowings on the Line are used for general working capital, capital expenditures and acquisitions. Borrowings bear interest at either the London InterBank Offering Rate (LIBOR) plus a margin of 2.25% to 3.5% or a Base Rate (determined by certain base rates such as Prime, Federal Funds Effective Rate or Base CD rate) plus a margin of 0% to 1.5%, depending on the Company’s adjusted leverage ratio (as defined by the Line). The Line is secured by substantially all of the assets of the Company and requires compliance with certain financial covenants. These financial covenants require the Company at the end of each fiscal quarter to maintain an adjusted leverage ratio and fixed charge coverage ratio as defined by the agreement and to maintain capital expenditures below a specified level. As of June 30, 2006 and June 30, 2005, the Company was in compliance with each of these financial covenants.

The Line prohibits the Company from the following activities: making loans, advances, or other extensions of credit; a 25% change in ownership, consolidation, mergers, or acquisitions; issuing dividends greater than $250,000 in any fiscal year; sell, assign lease, transfer or dispose of any part of the business; incur capital expenditures in excess of $35 million in any year. The Company has obtained a waiver from its financial institution in regards to its merger agreement with Services Acquisition Corp. International. The outstanding balance on the Line was $10.8 million and $13.0 million at June 30, 2006 and 2005, respectively, with interest rates of 7.75% and 5.48%. Additional borrowing availability of $17.1 million was available as of June 30, 2006.

9.	INCOME TAXES

The components of the income tax provision are as follows (in thousands):

	2006	2005	2004
Current provision	$4,307	$469	$335
Deferred (benefit) provision	(1,706)	1,503	(12,585)

Income tax expense (benefit) – net	$2,601	$1,972	$(12,250)

The difference between the effective income tax rate and the United States federal income tax rate is summarized as follows:

	2006	2005	2004
Statutory federal rate	34.0%	34.0%	34.0%
State income taxes less federal benefit	5.8	5.8	5.8
Change in valuation allowance	—	—	(289.0)
Tax credit attributes	1.2	(2.0)	(3.9)
Reconciliation of deferred tax assets	(.7)	42.6	(6.7)
Reconciliation of current payable	(.6)	4.9	(1.8)
Meals and entertainment	1.1	3.9	1.3
Stock options	.8	1.8	—
Capitalized transaction costs	6.1	—	—
Prior year true up	—	2.7	—
Others	(1.1)	2.1	(0.6)

	46.6%	95.8%	(260.9)%

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The deferred tax asset consisted of the following temporary differences as of June 30, 2006 and 2005 (in thousands):

	2006	2005
Net operating losses	$—	$394
Reserves and accruals	4,772	2,047
Deferred franchise revenue	591	27
Deferred rent	—	—
Tax credit attributes	—	392
Class action payable	546	633
Other	—	19

Total current deferred tax asset	5,909	3,512
Net operating losses	10	77
Deferred franchise revenues	—	—
Deferred rent	2,487	1,685
Tax credit attributes	688	1,187
Basis difference in fixed assets	5,444	6,109
Basis difference in investments	(308)	(46)

Total non-current deferred tax asset	8,321	9,012

Total net deferred tax asset	$14,230	$12,524

A valuation allowance is provided for deferred tax assets when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has not recorded a valuation allowance at June 30, 2006. During the year ended June 30, 2004, the Company reversed its valuation allowance of $13.6 million.

As of June 30, 2006, the Company had utilized all of its net operating loss carryforwards for both federal and California state tax purposes of approximately $1.4 million and $623,000, respectively.

As of June 30, 2006, the Company had credit carryforwards for state tax purposes of approximately $688,000, which is unlimited.

10.	CONVERTIBLE REDEEMABLE PREFERRED STOCK

From 1994 through 2002, the Company sold 3,000,000, 2,250,053, 7,415,206, 10,028,905, and 2,482,726 shares of Series A, Series B, Series C, Series D, and Series E convertible redeemable preferred stock (the “Preferred Stock”), respectively, at prices of $1.00, $1.33, $2.00, $2.47, and $2.00 per share, as adjusted respectively, and received $49.6 million in net proceeds. In December of 2001, when the Company completed its Series E offering, the conversion price for the Series C and Series D were reduced to $2.00 and $2.47 from $2.18 and $2.50, respectively. This reduction in the conversion price was a result of the Series E offering being less than the conversion price of the Series C and Series D. The difference between the redemptive value of $52.2 million and the net proceeds received was $2.6 million. In fiscal 2006, the Company, in accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes,” modified its accounting for the accretion of its convertible redeemable preferred stock to conform to SEC public company reporting requirements. Previously, the Company did not accrete the carrying value of its convertible redeemable preferred stock. These financial statements reflect the accretion of the convertible redeemable preferred stock to its

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

redemption value at September 2003 (date of redemption) through a charge to accumulated deficit. The accretion amount was $0, $0 and $240,000 in fiscal years 2006, 2005 and 2004, respectively. The cumulative accretion prior to fiscal 2004 was $2.4 million.

The Series E offering in December 2001 was composed of 2,482,726 shares of Series E Preferred Stock and 2,482,726 warrants, with a purchase price of $2.00. The Series E Preferred Stock was valued at $1.61 per share, and warrants were valued at $0.39 per warrant. The fair value of the warrants was estimated using the Black-Scholes model with the assumption of risk free interest rate of 5.05%, ten year expected life, a dividend rate of 0%, and volatility of 67%. The warrant entitled the holder to purchase a one-third share of the Company’s common stock at an exercise price of $0.75, or $2.25 for each full share (the “Warrant”). The Warrants are exercisable for a period of 10 years following the issuance date of the Warrants and will be adjusted as needed to account for stock splits, combinations, reclassifications, and reorganizations. Net proceeds from this offering were allocated to convertible redeemable preferred stock and additional paid in capital in the amounts of $3.7 million and $1.0 million, respectively.

Upon completion of the Series E offering, the Company filed Amended Articles of Incorporation with the California Secretary of State. Upon this filing, Series A, B, C, D, and E Preferred Stock have the following rights and preferences:

Conversion  —  All outstanding shares of Preferred Stock have the right to convert their shares into common stock at any time. The conversion ratio is approximately one for one. Under the anti-dilution provisions applicable to all shares of Preferred Stock, the conversion price of all series will be subject to adjustment in the event of any stock split, dividend or combination or reclassification or reorganization of the Company’s capital stock or completion of an initial public offering, under certain conditions. The conversion price of Preferred Stock also will be adjusted upon the issuance of additional shares of common stock or warrants or rights to purchase common stock or securities convertible into common stock for per-share consideration that is less than the initial conversion price of the applicable series of Preferred Stock. The Company has reserved for issuance 30,839,000 common shares for conversion of Preferred Stock, stock options, and warrants. In 2005, one stockholder converted 30,000 of Series D preferred stock into 30,360 shares of common stock.

The Preferred Stock converts automatically into common stock upon the earlier to occur of the completion of a public offering raising gross proceeds of $10 million or more and at a stipulated offering price per share or upon the written consent of the holders of the various classes of Preferred Stock.

Dividend Preference  —  The holders of Series A, Series B, Series C, Series D, and Series E Preferred Stock are entitled, if and when declared by the Board of Directors, to non-cumulative dividends of $0.10, $0.133, $0.21847, $0.25 and $0.20, respectively, per share per annum. No dividends have been declared as of June 30, 2006.

Liquidation Preference  —  If there is a liquidation event (the “Event”) the holders of shares of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the “Available Assets”), before any payment shall be made in respect of the common stock, an amount equal to $1.00 per share of Series A, $1.33 per share of Series B, $2.18 per share of Series C, $2.50 per share of Series D and $6.00 per share of Series E (in each case, adjusted for stock dividends, stock splits, stock combinations and the like), plus all declared and unpaid dividends thereon to the date fixed for distribution of assets (the “Liquidation Preference Amount”). If upon an Event the Available Assets shall be insufficient to pay the Liquidation Preference Amount, then the entire assets of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock so that the per share amount distributed to each series constitutes the same percentage of the full per

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

share Liquidation Preference Amount for each such series. Assets legally available for distribution are defined as (a) positive retained earnings after deducting redemptions and dividends or (b) certain net asset to certain net liability ratios, both as defined by Section 500 of the California Corporations Code.

If there is an Event after the distribution of the Liquidation Preference Amount in accordance with the above, the remaining assets of the Corporation legally available for distribution, if any, to stockholders shall be distributed ratably to the holders of the common stock, the Preferred Stock then outstanding, with each share of the Preferred Stock being treated for such purposes as if it had been converted into common stock at the then-effective rate of conversion.

Voting  —  Each Series of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which it could be converted, with certain restrictions.

Registration Rights  —  The holders of at least 50% of the shares of Preferred Stock who propose to dispose of at least 15% of such stock at an aggregate offering price to the public of not less than $5 million may require that the Company, with certain limitations, effect a registration of the stock to be disposed. In addition, the holders of the Company’s Series E Preferred Stock are entitled to unlimited piggyback registration rights on registrations initiated by the Company, with certain limitations.

Redemption  —  Holders of a majority of shares of each of the Series A, Series B, Series C, Series D, and Series E Preferred Stock may elect, at any time after September 1, 2003, to have the Company redeem all of the then-outstanding shares of the applicable Series at the original purchase price per share, plus all declared but unpaid dividends on each share from funds legally available for distribution. If there are insufficient funds to redeem the number of shares requested, then the Company shall redeem the maximum number of shares for which funds exist. As of June 30, 2006, there were no funds legally available for distribution.

11.    STOCK OPTIONS

Stock Options  —  The Company maintains two stock option plans, the 1994 Stock Incentive Plan (the “1994 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”), which provide for granting incentive stock options and non-qualified stock options to employees and certain non-employee directors and consultants. The objectives of these plans include attracting and retaining the best personnel, providing performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire common stock. The 2001 Plan is the only plan with stock option awards available for grant. Under the plans, the Company has reserved 10,600,000 shares of common stock for granting of stock options. Options are granted at an exercise price equal to or greater than the fair market value of the common at the date of the grant. Options remaining under the 1994 Plan generally vest over four years and are exercisable for up to 10 years. Options remaining under the 2001 Plan granted prior to January 1, 2004 vested 20% at date of grant and 20% per year thereafter. Options granted under the 2001 Plan after January 1, 2004 generally vest 25% on the first anniversary of the grant date and 25% per year thereafter. Shares available for grant were 734,379 at June 30, 2006.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of all stock option transactions for both plans is as follows as of June 30 (shares in thousands):

	Number of Options			Weighted Average Exercise Price
	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2006	June 30, 2005	June 30, 2004
Options outstanding – beginning of fiscal year	6,380	5,676	3,913	$2.36	$2.00	$1.96
Options granted	1,286	1,591	2,355	5.10	3.43	2.10
Options exercised	(189)	(148)	(76)	1.68	2.07	1.55
Options canceled	(1,239)	(739)	(516)	2.75	1.98	2.14

Options outstanding – end of fiscal year	6,238	6,380	5,676	$2.87	$2.36	$2.00

Options exercisable – end of fiscal year	3,863	3,675	3,079	$2.17	$2.04	$1.94

Information on options outstanding and options exercisable at June 30, 2006 is as follows (shares in thousands):

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $0.65	98	1.16	$0.59	98	$0.59
$1.86 - $1.95	2,328	6.18	$1.94	2,282	$1.94
$2.13 - $2.61	1,903	7.23	$2.28	1,163	$2.26
$4.00	1,232	8.58	$4.00	320	$4.00
$5.84 - $6.03	677	9.79	$5.98	—	—

	6,238	7.29	$2.87	3,863	$2.17

In October 2005, the board of directors of the Company approved accelerated stock option vesting for certain level of employees upon a change of control. The accelerated vesting applies to all Jamba Juice option holders who are District Managers, Support Center Managers, Department or Regional Directors and Vice Presidents and above. There are 131 employees who are eligible for acceleration as of September 20, 2006. The total number of accelerated shares held by those employees eligible for acceleration is 1,061,550. The estimated intrinsic value of the options with the acceleration feature is $2.7 million. The intrinsic value at the time of grant was $0. The Company will be required to record compensation expense in accordance with FIN 44, “Accounting for Certain Transactions Involving Stock Compensation – an Interpretation of APB No. 25,” if an employee is able to exercise an award that otherwise would have expired unexercisable pursuant to the award’s original terms.

Stock Option Exchange Program  —  During the six months prior and subsequent to the implementation of a stock option exchange program in fiscal year 2002, the Company granted approximately 523,000 options, at an average exercise price of $4.00 per share. Subsequent to the grant, certain employees were given the opportunity to exchange their options for new options with an

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

exercise price equal to the fair value of the Company’s common stock six months from the exchange date. The fair value was established at $1.86 per share. Due to the exchange, the options granted within six months of the exchange program are subject to variable plan accounting of which 47,150 were outstanding at June 30, 2006. Under variable plan accounting, the Company is required to record a noncash compensation charge for the options until the options are exercised, forfeited or canceled without replacement. The compensation charge is based on any excess of the fair value of the stock at the end of the reporting period or date of exercise, forfeiture or cancellation without replacement, if earlier, over the exercise price of the related options. The resulting compensation charge to earnings is recorded as the underlying options vest and subsequent changes in the fair value of the stock are recorded until the options are exercised, forfeited, or cancelled. Depending upon movements in the market value of the Company’s common stock, this accounting treatment may result in significant compensation charges or credits in future periods. The Company recorded a compensation charge of $106,000, $93,000, and $9,000 related to variable plan accounting in fiscal years 2006, 2005 and 2004, respectively, which is included in other in the consolidated statements of stockholders’ deficit.

12.	WARRANTS

The Company issued warrants in connection with a preferred stock offering, vendor agreements, acquisitions, and debt financing. A summary of warrant activity is as follows (shares in thousands):

	Number of Warrants			Weighted- Average Exercise Price
	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2006	June 30, 2005	June 30, 2004
Warrants outstanding at beginning of fiscal year:
Common	1,428	1,545	1,724	$2.60	$2.61	$2.61
Preferred	25	25	25	2.00	2.00	2.00

	1,453	1,570	1,749
Common warrants exercised	(79)	(21)	—	2.85	2.62	0.00
Common warrants canceled	(71)	(96)	(179)	2.85	2.85	2.50
Warrants outstanding at end of fiscal year:
Common	1,278	1,428	1,545	2.57	2.61	2.61
Preferred	25	25	25	2.00	2.00	2.00

	1,303	1,453	1,570	$2.57	$2.60	$2.60

The weighted average remaining contractual life of preferred and common warrants as of June 30, 2006 is 5.47 and 4.56 years, respectively. As of June 30, 2006, outstanding warrants are 100% vested. The expense related to warrants was recognized prior to fiscal 2004.

13.	EMPLOYEE BENEFIT PLAN

The Company maintains a voluntary defined contribution plan covering all eligible employees. Eligible employees may elect to defer and contribute a percentage of their compensation to the plan, not to exceed the dollar amount set by law. The Company also provides for a matching contribution after one year of employment. During fiscal year 2004, the Company changed their match from 50% of the first

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3% of an employee’s contributions to a match of 100% of the first 3% of an employee’s contributions. During fiscal years 2006, 2005 and 2004, the Company contributed $0.6 million, $0.4 million and $0.1 million, respectively, to the plan.

14.    OTHER COMMITMENTS AND CONTINGENCIES

Litigation Related  —  Since fiscal year 2000, the Company had been involved in five related lawsuits with its corporate support center landlord and related parties. Four of these lawsuits were settled subject to a Settlement Agreement dated September 15, 2003 (the “Settlement Agreement”), which provided for settlement of these actions by payment from the defendants (including the Company) of an aggregate of $6.4 million. The Company’s share of this payment was $2.8 million, of which $1.8 million and $1.0 million of expense was recognized in fiscal year 2003 and 2002, respectively. The Company, in accordance with the Settlement Agreement, made payment on January 14, 2004. The fifth lawsuit was settled under a separate agreement dated August 26, 2003, which provided for a payment of $10,000, which was expensed in fiscal year 2003.

The Company tendered a claim to its insurer for defense and indemnity in two of the lawsuits covered in the Settlement Agreement. The insurer denied the claim, which denial was disputed by the Company. The insurer then sued the Company on June 26, 2003, seeking a judicial determination on whether the insurer has a duty to defend or indemnify the Company in these matters. The Company filed a cross complaint seeking damages for the insurer’s failure to defend and indemnify the Company in one or more of the above lawsuits. This action was settled during fiscal year 2005 with proceeds received from the insurer of $2.6 million and which is classified as litigation settlement on the Company’s consolidated statement of income for fiscal 2005.

During fiscal year 2003, the Company also settled a class action lawsuit against the Company that alleged that the Company failed to pay overtime wages, in violation of Federal and California law, to current and former employees designated as “General Manager” and “Assistant General Manager.” The Company agreed to pay $3.0 million plus payroll taxes to the class and its representatives ratably over a five-year period beginning in fiscal year 2004. The net present value of this obligation, including related payroll taxes, of $2.8 million, was expensed in fiscal year 2003. These obligations are due and payable upon a change of control of the Company. Legal costs of $0.5 million related to this lawsuit are also included in litigation settlement costs in fiscal year 2003.

During fiscal year 2004, the Company reduced its estimate of related payroll taxes by $85,000 and accordingly reduced the accrual.

In January 2006, a lawsuit was filed against the Company by Foodie Partners in the Federal Court in Texas (E. Dist. Texas, Civ. No. 2:06-cv-012). The lawsuit alleges infringement of U.S. Patent No. 5,950,448. The patent in question describes dispensing and combining refrigerated source liquids, ice, and flavoring additives to create a “smoothie” type beverage, and is generally directed to locating various ingredients (source liquids, flavor additives, ice) as well as processing mechanisms (blender, beverage tap, sink, etc.) in relation to specific locations. The plaintiffs seek injunctive relief, damages, and attorney’s fees and costs. Due to the early status of this case, the Company cannot estimate the possible loss to the Company, if any. Based on a preliminary analysis, the Company believes the claims are without merit and intends to vigorously defend the lawsuit.

The Company is also a defendant in certain litigation arising in the normal course of business. In the opinion of management, the ultimate resolution of such litigation will not have a significant effect on the consolidated financial statements.

Sales Tax Settlement  —  During fiscal 2005, the Company settled a sales tax audit related to prior years for $2.6 million.

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Employment Agreements  —  The Company has agreements with certain officers to provide severance benefits in the event their employment is terminated under certain defined circumstances resulting in a contingent liability that is not reflected in the consolidated financial statements as of June 30, 2006.

Other  —  The Company is the guarantor on three store leases for two franchisees and would be liable for lease payments in the event either of these parties defaulted on their lease obligations. The Company has determined the fair value of its guarantee to be insignificant, however, the potential amount of this liability is $0.3 million as of June 30, 2006.

The Company has commitments under contracts for the construction of leasehold and other improvements for stores to be opened in fiscal year 2007. Portions of such contracts not completed at the end of fiscal year 2006 are not reflected in the consolidated financial statements. These unrecorded commitments are $1.1 million at June 30, 2006.

Subsequent to year end, the Company entered into a purchase obligation with a supplier for certain fruits for a 15 year term, ending in 2024 for commitments to purchase a minimum level of fruit, totaling $32.2 million.

15.    RELATED PARTY TRANSACTIONS

On December 8, 2004, the Company entered into a four year consulting agreement with Kirk Perron, its founder, director and shareholder. Mr. Perron advises and assists the Company and its board of directors in connection with certain projects, public appearances, promotional events and as such other matters as agreed between the Company and Mr. Perron. The terms of the agreement are to make consulting payments of $150,000 per year. In addition, the Company reimburses Mr. Perron for business related expenses.

16.    RESTATEMENT

The Company’s management initiated a review of its lease-related accounting practices and determined that a correction was required to the way it accounted for leasehold improvements and for rent holidays. As a result the Company previously restated its financial statements for fiscal 2004 and fiscal 2003.

Subsequent to the issuance of the Company’s 2005 financial statements, in the course of reviewing its tax provision and assessment of its deferred taxes, management determined that a deferred tax asset for the aggregate effect of the prior year lease restatement and the tax effect for the Company’s acquisition of franchise stores in the Midwest region had not been recorded. As a result, the Company restated the accompanying financial statements as of and for the years ended June 30, 2005 and 2004 from amounts previously reported. This resulted in a reduction in net income of $0.9 million, and an increase in net income of $1.0 million for fiscal years 2005 and 2004, respectively. The restatement did not affect total operating, investing, or financing cash flows.

A summary of the significant effects of the restatement is as follows (in thousands):

Balance Sheet

	June 28, 2005
	As Previously Reported	As Restated
Deferred income taxes – long term	$8,358	$9,012
Total assets	92,607	93,267
Other accrued expenses	4,928	5,432

JAMBA JUICE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	June 28, 2005
	As Previously Reported	As Restated
Total current liabilities	36,644	37,148
Total liabilities	59,009	59,513
Accumulated deficit	(30,250)	(30,094)
Total common stockholders’ deficit	(18,564)	(18,408)
Total liabilities and stockholders’ deficit	92,607	93,267

Statements of Income

	Fiscal Year Ended June 28, 2005		Fiscal Year Ended June 29, 2004
	As Previously Reported	As Restated	As Previously Reported	As Restated
Income tax expense (benefit), net	$1,095	$1,972	$(11,217)	$(12,250)
Net income	962	85	15,913	16,946

17.    PENDING TRANSACTION

On March 10, 2006, the Company entered into a merger agreement with Services Acquisition Corp. International (“SACI”) whereby SACI will acquire all the outstanding common and preferred stock of the Company for approximately $265 million. This transaction will be accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” SACI will be the acquiring entity since its stockholders will ultimately remain in control of the combined company following the merger. Under the purchase method of accounting, the financial statements of the acquiring entity remain unchanged and the merger will be recorded as of the closing date, reflecting the assets and liabilities of the Company (the target), at their acquisition date fair values. Intangible assets that are identifiable are recognized separately from goodwill which is measured and recognized as the excess of the fair value of the Company, as a whole, over the net amount of the recognized identifiable assets acquired and liabilities assumed. The results of operations of the Company will be included in the results of the surviving entity from the date of acquisition forward.

A transaction fee of approximately $2.7 million, will be payable to the Company’s financial advisor upon the successful closing of the merger.